Exhibit 99.2

FOR IMMEDIATE RELEASE

MEDIA CONTACT: Nikki Klemmer, 615-743-6132

FINANCIAL CONTACT: Harold Carpenter, 615-744-3742

WEBSITE: www.pnfp.com

MEMPHIS BANKING VETERANS JOIN PINNACLE TO ACCELERATE COMMERCIAL LENDING IN MARKET

Damon Bell joins Pinnacle as its Memphis president

Bell heads team of 8 experienced financial services professionals

Webcast to begin at 8:30 a.m. CDT

April 29, 2015

Presentation and streaming audio: http://www.pnfp.com

Audio only: 1-877-602-7944

NASHVILLE and MEMPHIS, TN, April 28, 2015 – A team of long-term Memphis financial services professionals have joined Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) (“Pinnacle”) to accelerate the firm’s expansion into Memphis.

Pinnacle recruited Damon Bell, formerly First Tennessee Bank’s executive vice president, and seven other veteran First Tennessee bankers to accelerate the firm’s market entry.

Bell will serve as Pinnacle’s Memphis president and lead its client advisory group in the market. He started his career at First Tennessee in 1991 and most recently led its Memphis Private Bank, Medical Private Bank and Private Wealth group.

“Memphis is hungry for a community bank with local decision-making that offers all of the sophisticated financial services typically only available from large regionals, and Pinnacle is seizing that opportunity,” Bell said. “I chose to join Pinnacle because of the firm’s unique and highly successful model of delivering distinctive service and effective advice, as well as its reputation for being one of the best banks to work for in the country.”

Pinnacle’s leadership previously had declared their intention to enter all four of Tennessee’s urban markets. Earlier today Pinnacle announced that it had signed a definitive agreement to merge with Magna Bank in Memphis and earlier in April disclosed that the firm would merge with CapitalMark Bank & Trust in Chattanooga, TN.

Following Pinnacle’s acquisition of Magna Bank, which is targeted to close this fall pending regulatory and shareholder approval, Bell and his team will partner with Kirk P. Bailey from Magna, who will serve as Pinnacle’s Memphis chairman.

“The addition of these eight experienced bankers under Damon’s leadership, along with the acquisition of Magna, will provide Pinnacle with an immediate footprint in Memphis from which to grow,” said M. Terry Turner, Pinnacle’s president and chief executive officer. “We believe the team we have begun to assemble will be the catalyst to build at least a $2.5 billion asset bank in this market over the long term.”

The team joining Pinnacle from First Tennessee includes:

•	Sam King, financial advisor, 24 years of experience. King served as a senior vice president in the Business Banking and Mid-South Diversity Banking divisions.

•	Stacey Richards, financial advisor, 24 years of experience. Richards was a senior vice president with the Memphis Private Banking group.

•	Herman Strickland, financial advisor, 34 years of experience. As a senior vice president, Strickland led First Tennessee’s Diversity Banking group.

•	Robert Sutton, financial advisor, 14 years of experience. Sutton was a vice president who managed a portfolio of private clients.

•	Joy Bowen, treasury management advisor, 18 years of experience. Bowen served as a vice president and treasury management sales officer.

•	Teresa Beans, client advisor support manager, 12 years of experience. Beans led a team of 10 client specialists in the Private Client group.

•	Carla Williams, administrative assistant, 10 years of administrative assistant experience. Williams was a client specialist for the Private Client group.

Pinnacle anticipates that the addition of these professionals to its Memphis franchise will dilute the firm’s fully diluted earnings per share in 2015 by 1.0 to 2.0 percent. Pinnacle will establish offices for the team at 6525 Quail Hollow Road in Memphis. The five existing Magna branches also will become Pinnacle locations upon consummation of the proposed merger.

Pinnacle, with 29 offices in eight Middle Tennessee counties and five offices in Knox County, reported total assets of $6.3 billion and total deposits of nearly $4.8 billion as of March 31, 2015. When the CapitalMark and Magna mergers close, the combined companies are projected to have total assets of more than $8.0 billion, with Pinnacle operating 42 offices in 13 counties.

Pinnacle will host a webcast conference call to discuss the definitive agreement with Magna Bank, the new advisors and other aspects of the business combination at 8:30 a.m. CDT on Wednesday, April 29, 2015. To access the call for audio only, please call 1-877-602-7944. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle’s website at www.pnfp.com.

For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle’s website at www.pnfp.com for 90 days following the presentation.

About Pinnacle

Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution.

The firm began operations in a single downtown Nashville location in October 2000 and has since grown to approximately $6.3 billion in assets at March 31, 2015. At March 31, 2015, Pinnacle is the second-largest bank holding company headquartered in Tennessee, with 29 offices in eight Middle Tennessee counties and five offices in Knoxville. Additionally, Great Place to Work® named Pinnacle one of the best workplaces in the United States on its 2014 Best Small & Medium Workplaces list published in FORTUNE magazine. The American Banker also recognized Pinnacle as the second best bank to work for in the country.

Additional information concerning Pinnacle, which is included in the NASDAQ Financial-100 Index, can be accessed at www.pnfp.com.

Additional Information and Where to Find It

In connection with the proposed merger, Pinnacle Financial Partners, Inc. (“Pinnacle”) intends to file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) to register the shares of Pinnacle common stock that will be issued to Magna Bank’s shareholders in connection with the transaction. The registration statement will include a proxy statement/prospectus (that will be delivered to Magna Bank’s shareholders in connection with their required approval of the proposed merger) and other relevant materials in connection with the proposed merger transaction involving Pinnacle Bank and Magna Bank (“Magna”).

INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PINNACLE, MAGNA AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of these documents once they are available through the website maintained by the SEC at http://www.sec.gov. Free copies of the proxy statement/prospectus also may be obtained by directing a request by telephone or mail to Pinnacle Financial Partners Inc., 150 3rd Avenue South, Suite 980, Nashville, TN 37201, Attention: Investor Relations (615) 744-3742 or Magna Bank, 6525 Quail Hollow Road, Suite 513, Memphis, TN 38120 Attention: Shareholder Services (901) 259-5600.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking including statements about the benefits to Pinnacle of the proposed merger transaction, Pinnacle’s future financial and operating results (including the anticipated impact of the merger on Pinnacle’s earnings and tangible book value) and Pinnacle’s plans, objectives and intentions. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Pinnacle to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, among others, (1) the risk that the cost savings and any revenue synergies from the merger may not be realized or take longer than anticipated to be realized, (2) disruption from the merger with customers, suppliers or employee relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (4) the risk of successful integration of the two companies’ businesses, (5) the failure of Magna’s shareholders to approve the merger, (6) the amount of the costs, fees, expenses and charges related to the merger, (7) the ability to obtain required governmental approvals of the proposed terms of the merger, (8) reputational risk and the reaction of the parties’ customers to the proposed merger, (9) the failure of the closing conditions to be satisfied, (10) the risk that the integration of Magna’s operations with Pinnacle’s will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by Pinnacle’s issuance of additional shares of its common stock in the merger and (13) general competitive, economic, politics of and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with or furnished to the SEC and available on the SEC’s website at http://www.sec.gov. Pinnacle and Magna disclaim any obligation to update or revise any forward-looking statements contained in this release which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

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